Exhibit 99.1

Cascade Microtech Reports Second Quarter 2006 Results

Revenues of $19.6 million, up 7% over last year and EPS of 7 cents; Record bookings for the quarter with strong book-to-bill for both Divisions

PORTLAND, Ore.—(BUSINESS WIRE)—July 25, 2006—Cascade Microtech (NASDAQ:CSCD), today reported financial results for the second quarter ended June 30, 2006.

Highlights for the Second Quarter 2006 include:

•                  Revenues of $19.6 million, up 7% over last year

•                  Record bookings during the quarter with strong book-to-bill for both divisions

•                  $3.6 million Production Probes Division revenue, up 56% over last year

•                  $16.0 million Engineering Products Division revenue, flat with last year

•                  EPS of $0.07 per diluted share, including stock compensation expense under SFAS123R

•                  Effective tax rate of 33% for the quarter due to the expiration of the R&E credit.

“We were extremely pleased with our record bookings in the second quarter of 2006. Book-to-bill was well above one in both divisions and we built solid backlog in both probe cards and systems. Our Production Probe division revenue, however, was limited by our production and test capabilities during the quarter. We are continuing to add employees and equipment to build a larger probe card business,” said Eric Strid, CEO of Cascade Microtech.

Revenue for the second quarter was $19.6 million, net income for the quarter was $0.8 million and diluted earnings per share were $0.07, compared to revenue of $19.7 million, net income of $0.7 million and diluted earnings per share of $0.06 for the first quarter of 2006.

Gross margin for the second quarter improved to 44.5% from 43.5% in the first quarter of 2006 primarily due to product mix.

Beginning in January 2006 we were required to expense the costs of stock options through our income statement under SFAS 123R. This resulted in a charge to earnings of approximately $447,000 during the second quarter of 2006.

The effective tax rate for the second quarter was 33% in line with the first quarter of 2006. The tax charge for the first and second quarters does not include any benefit for research and experimentation tax credits since current legislation related to such credits has expired and has not yet been renewed.

Financial Outlook

Based on the current backlog and anticipated bookings, Cascade anticipates that third quarter 2006 revenues will be in the range of $20.0 million to $21.5 million compared to $19.6 million in the second quarter of 2006; and that diluted earnings per share will be in the range of $0.06 to $0.11, including stock compensation expense under SFAS 123R .

About Cascade Microtech

Cascade Microtech, Inc. (NASDAQ: CSCD) is a worldwide leader in the precise electrical measurement and test of integrated circuits (ICs) and other small structures. For technology businesses and scientific institutions that need to evaluate small structures, Cascade Microtech delivers access to, and extraction of, electrical data from wafers, integrated circuits (ICs), IC packages, circuit boards and modules, MEMs, biological structures, electro-optic devices and more. Cascade Microtech’s highly reliable production wafer test solutions provide the semiconductor industry with leading-edge probe cards that reduce manufacturing costs of complex semiconductors. Information about Cascade Microtech can be found on the Web at www.cascademicrotech.com.

Forward-Looking Statements

The statements in this release regarding the Company’s financial outlook as to revenue and diluted earnings per share in the third quarter of 2006 are “forward-looking” statements within the meaning of the Securities Litigation Reform act of 1995. Such statements are based on current expectations, estimates and projections about the Company’s business based in part on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including changes in demand for the Company’s products, product mix, the timing of shipments and customer orders, constraints on supplies of components, excess or shortage of production capacity and other risks discussed from time to time in the Company’s Securities and Exchange Commission filings and reports, including the Company’s Annual Report on Form 10-K. In addition such statements could be affected by general industry and market conditions and growth rates and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

The company will host a conference call beginning at 5 p.m. EST (2 p.m. PST) on July 25, 2006 to discuss its results for the second quarter ended June 30, 2006 and its outlook for the third quarter of 2006.

A simultaneous audio cast of the conference call may be accessed online from the investor relations page of www.cascademicrotech.com. A replay will be available after 7 p.m. EST at this same internet address. (For a telephone replay, dial (888) 286-8010 pass code: 15137563; International: 617-801-6888.)

CASCADE MICROTECH, INC.

AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(in thousands, except per share data)

(unaudited)

	Three Months Ended
	June 30,	March 31,	June 30,	Year to Date Ended June 30,
	2006	2006	2005	2006	2005

Sales	$19,598	$19,699	$18,311	$39,297	$36,972

Cost of sales	10,739	11,020	9,651	21,759	19,141
Stock-based compensation	113	112	10	225	22

Gross profit	8,746	8,567	8,650	17,313	17,809

Operating expenses:
Research and development (includes $77, $77, $4, $154 and $8, respectively, of stock-based compensation)	2,150	1,998	1,669	4,148	3,312
Selling, general and administrative (includes $258, $264, $11, $522 and $36, respectively, of stock-based compensation)	5,808	6,009	5,172	11,817	9,796

Total operating expenses	7,958	8,007	6,841	15,965	13,108

Income from operations	788	560	1,809	1,348	4,701

Other income (expense):
Interest income	405	362	258	767	470
Interest expense	—	—	—	—	(16)
Other, net	(10)	57	766	47	790

Total other income (expense)	395	419	1,024	814	1,244

Income before income taxes	1,183	979	2,833	2,162	5,945

Provision for income taxes	387	323	602	710	1,219

Net income	$796	$656	$2,231	$1,452	$4,726

Net income per share:
Basic	$0.07	$0.06	$0.20	$0.13	$0.43
Diluted	$0.07	$0.06	$0.19	$0.12	$0.40

Shares used in computing net income per share:
Basic	11,411	11,373	10,916	11,392	10,890
Diluted	11,897	11,907	11,728	11,841	11,696

CASCADE MICROTECH, INC.

AND SUBSIDIARIES

Consolidated Balance Sheets

June 30, 2006 and December 31, 2005

	June 30,	December 31,
	2006	2005
	(unaudited)

Assets
Current assets:
Cash and cash equivalents	$2,008	$2,224
Marketable securities	46,644	48,122
Accounts receivable net of allowances of $83,812 and $97,051	17,399	16,182
Inventories	12,445	10,889
Prepaid expenses and other	2,047	3,000
Deferred income taxes	1,745	1,699

Total current assets	82,288	82,116

Long-term investments	4,972	1,549
Fixed assets, net	5,712	4,422
Deferred income tax	344	336
Other assets	1,881	1,697

	$95,197	$90,120

Liabilities and Stockholders’ Equity

Current liabilities:
Current portion of long-term debt and capital leases	$4	$8
Accounts payable	4,860	3,904
Deferred revenue	562	516
Accrued liabilities	4,116	3,087

Total current liabilities	9,542	7,515

Deferred revenue	241	255
Other long-term liabilities	802	845

Total liabilities	10,585	8,615

Stockholders’ equity:
Common stock, $0.01 par value; 11,415,649 and 11,328,109 shares issued and outstanding at June 30, 2006 and December 31, 2005	59,896	58,400
Deferred stock-based compensation	—	(142)
Unrealized holding gain (loss) on investments	(59)	(76)
Retained earnings	24,775	23,323

Total stockholders’ equity	84,612	81,505

	$95,197	$90,120

Contact:	Cascade Microtech, Inc.
Steven Sipowicz, Chief Financial Officer, 503 601-1000
Gale Napier, Investor relations, 503 601-1000